Filed Pursuant to Rule 433
Dated June 21, 2012
Registration Statement No. 333-176082

3M Company
Medium-Term Notes, Series F
$650,000,000 1.000% Notes due 2017
$600,000,000 2.000% Notes due 2022

Summary of Terms

1.000% Notes due 2017

Issuer:	3M Company

Expected Ratings:	Aa2 / AA- (Moody’s / S&P)*

Security Description:	SEC-Registered 5-year Fixed Rate Notes

Principal Amount:	$650,000,000

Trade Date:	June 21, 2012

Settlement Date:	June 26, 2012 (T+3)

Maturity Date:	June 26, 2017

Coupon:	1.000% per annum

Interest Payment Dates:	Payable semi-annually on the 26th day of June and December, beginning December 26, 2012

Basis:	30/360

Benchmark Treasury:	0.625% due May 31, 2017

Benchmark Treasury Yield:	0.725%

Re-offer Spread to Benchmark:	T + 37bps

Re-offer Yield:	1.095%

Price to Public:	99.539%

Gross Proceeds:	$647,003,500

CUSIP / ISIN:	88579Y AE1 / US88579YAE14

Minimum Denominations:	$2,000 by $1,000

Redemption:	Not redeemable

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Morgan Stanley & Co. LLC

Co-Managers:	Barclays Capital Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
UBS Securities LLC

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating.  The rating is subject to revision or withdrawal at any time.

2.000% Notes due 2022

Issuer:	3M Company

Expected Ratings:	Aa2 / AA- (Moody’s / S&P)*

Security Description:	SEC-Registered 10-year Fixed Rate Notes

Principal Amount:	$600,000,000

Trade Date:	June 21, 2012

Settlement Date:	June 26, 2012 (T+3)

Maturity Date:	June 26, 2022

Coupon:	2.000% per annum

Interest Payment Dates:	Payable semi-annually on the 26th day of June and December, beginning December 26, 2012

Basis:	30/360

Benchmark Treasury:	1.75% due May 15, 2022

Benchmark Treasury Yield:	1.616%

Re-offer Spread to Benchmark:	T + 55bps

Re-offer Yield:	2.166%

Price to Public:	98.515%

Gross Proceeds:	$591,090,000

CUSIP / ISIN:	88579Y AF8 / US88579YAF88

Minimum Denominations:	$2,000 by $1,000

Redemption:	Not redeemable

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Morgan Stanley & Co. LLC

Co-Managers:	Barclays Capital Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
UBS Securities LLC

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating.  The rating is subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.